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     THE BEARD COMPANY                                             News Release
Enterprise Plaza, Suite 320
   5600 North May Avenue                               Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
 (405) 842-2333 OTCBB: BRCO

                           THE BEARD COMPANY ANNOUNCES
                    FINALIZATION OF PATENT LICENSE AGREEMENT
                            BY ITS E-COMMERCE SEGMENT

FOR IMMEDIATE RELEASE:  Wednesday, May 7, 2003

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that its 71%-owned subsidiary, starpay.com, l.l.c., has signed a Patent License Agreement with Universal Certificate Group LLC ("UCG"). The Agreement became effective March 28, 2003.

     UCG, based in New York City, has developed a universal online gift certificate that is accepted as payment at hundreds of online stores. UCG's consumer offerings are available through their subsidiary, GiveAnything.com, LLC. UCG also offers corporate reward and incentive programs through an additional subsidiary, CorporateRewards.com, LLC.

     The Agreement grants to UCG as licensee the exclusive, worldwide license to use, improve, enhance or sublicense starpay's Patent No. 6,370,514, issued by the U.S. Patent and Trademark Office on April 9, 2002. The Agreement will continue in effect for the term of the Patent. Under the Agreement, starpay will receive a license fee payable annually for three years, plus a royalty payable semi-annually during the Patent term. starpay will also share in any license fees or royalties paid to UCG for any sublicenses. The licensee has the exclusive right to institute suit for infringement under the Agreement. starpay has the right to jointly participate in any suit, in which case any damages obtained will be shared according to the fees and expenses born by each party. UCG has the option to terminate the Agreement at any time without liability.

     Herb Mee, Jr., Beard's President and starpay's Chairman, stated: "This is a major step forward for starpay. Our focus during the past year and a half has been to develop licensing arrangements with companies choosing to utilize our intellectual property. We are particularly pleased to be able to implement such an arrangement with UCG since GiveAnything.com(TM) is a recognized leader in selling gift certificates on the Internet."

     "This is a win-win relationship with starpay as our universal certificate technology platform validates the patent and complements our efforts to secure our position as the leading online gift certificate service," said Edward Brookshire, CEO of Universal Certificate Group. "We are excited about this new partnership and look forward to working closely together to protect the integrity of this valuable property."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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About Universal Certificate Group LLC:
Founded in 1999 as a consumer gift certificate service, the GiveAnything.com subsidiary (www.giveanything.com) offers an online gift certificate accepted as payment at over 600 online retailers. The business-to-business arm, CorporateRewards.com (www.corporaterewards.com), offers clients fully branded award management and redemption tools, all using its patented universal gift certificate platform.